Exhibit 23.2

CONSENT OF ON POINT RESOURCES, INC.

We hereby consent to the use of our name, and the incorporation by reference into the Registration Statement on Form S-8 of U.S. Energy Corp. (the “Company”), of our report dated January 8, 2025, relating to certain estimated quantities of the Company’s proved reserves of oil and natural gas, future net income and discounted future net income, effective December 31, 2024, which was filed as Exhibits 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”). We further consent to incorporation by reference into such Form S-8 Registration Statement, of the reference to our firm in the Annual Report, including, but not limited to, under Item 2 – Properties under the heading “Oil and Natural Gas Interests” and Item 8, Note 16 of the Notes to Consolidated Financial Statements under the caption “Supplemental Oil and Natural Gas Information (Unaudited).”

September 12, 2025

Very truly yours,

On Point Resources, Inc.
/s/ Don Jacks
Don Jacks, President